Exhibit 99.1

Contact:	Amedisys, Inc.
Gregory H. Browne, CFO
(225) 292-2031
gbrowne@amedisys.com

Investor Relations: Euro RSCG Life NRP
Brian Ritchie (212) 845-4269
brian.ritchie@eurorscg.com

AMEDISYS REPORTS FIRST QUARTER 2004 RESULTS

Company Reports Record Quarterly Revenue and Provides Updated Guidance for 2004

AMEDISYS TO HOST CONFERENCE CALL

TODAY AT 10:00 AM EDT

BATON ROUGE, Louisiana (May 4, 2004) – Amedisys, Inc. (NasdaqNM: “AMED” or “the Company”), one of America’s leading home health nursing companies, today reported its financial results for the first quarter of 2004.

For the quarter ended March 31, 2004 the Company reported net income of $4.2 million, or $0.34 per diluted share, on record net service revenue of $47.3 million. For the same period the previous year, Amedisys reported net income of $1.1 million, or $0.12 per diluted share, on net service revenue of $31.1 million. The weighted average number of diluted shares outstanding approximated 12.5 million in the quarter ended March 31, 2004 and 9.5 million in the comparable period of 2003.

“Our record revenue and strong year-over-year increase in net income reflect our ongoing commitment to organic growth,” noted William F. Borne, Chief Executive Officer of Amedisys. “Clearly, we are extremely pleased with the results, which exceeded guidance previously communicated, and remain confident that Amedisys can continue to deliver satisfactory earnings for its shareholders. Therefore, based on currently available information, we are increasing our earnings guidance for fiscal 2004 to between $1.25 and $1.33 cents per diluted share.”

“Internal growth of Medicare patient admissions was approximately 22 percent in the first quarter when compared with the previous year, which is by far the strongest growth rate in several years, and significantly above the rate achieved in the fourth quarter of 2003. We are excited with this exceptional rate of growth, and the early indications for the second quarter suggest that our internal growth rate will be at least 14 percent, “ continued Borne.

“The transaction with Tenet Healthcare Corporation has now been completed, and significant progress has already been made in integrating these operations. However, the newly acquired locations did not make a material contribution to the first quarter financial results.”

“The Company’s financial position remains strong, with cash and cash equivalents of over $24 million at the end of March. Additionally, we are pleased to announce that Amedisys has finalized an agreement with GE Healthcare Financial Services for a working capital facility of up to $25 million.”

The Company will provide further information today on these results during a teleconference call that is scheduled for 10:00 a.m. EDT. To access this call, please dial 1-800-231-5571 (domestic) or 1-973-582-2703 (international).

A replay of the conference call will be available until May 11, 2004, by dialing 1-877-519-4471 (domestic) or 1-973-341-3080 (international). The replay pin number is 4696638.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on The Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web

http://www.amedisys.com

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2004 and 2003

(dollar amounts in 000’s, except per share data)

	For the three months ended March 31,
	2004	2003
	(unaudited)	(unaudited)
Income:
Net service revenue	$47,339	$31,132
Cost of service revenue (excluding depreciation and amortization)	19,480	12,909

Gross margin	27,859	18,223

General and administrative expenses:
Salaries and benefits	12,557	9,861
Other	8,397	6,178

Total general and administrative expenses	20,954	16,039

Operating income	6,905	2,184

Other income (expense):
Interest income	52	17
Interest expense	(124)	(360)
Miscellaneous	(4)	10

Total other expense, net	(76)	(333)

Income before income taxes	6,829	1,851

Income tax expense	2,608	702

Net income	$4,221	$1,149

Diluted weighted average common shares outstanding	12,536,000	9,501,000

Diluted income per common share:

Net income	$0.34	$0.12

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of March 31, 2004 and December 31, 2003

(Dollar amounts in 000’s, except share data)

	March 31, 2004	December 31, 2003
	(unaudited)
ASSETS:

CURRENT ASSETS:

Cash and cash equivalents	$24,338	$29,779
Patient accounts receivable, net of allowance for doubtful accounts of $3,554 at March 31 2004 and $3,008 at December 2003	14,893	15,185
Prepaid expenses	2,452	1,103
Deferred income taxes	831	1,650
Inventory and other current assets	1,269	1,879

Total current assets	43,783	49,596
Property and equipment, net	7,239	7,219
Goodwill and other assets, net	55,106	35,658

Total assets	$106,128	$92,473

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:

Accounts payable	$5,009	$3,340
Accrued expenses:
Payroll and payroll taxes	10,639	9,163
Insurance	1,990	2,336
Income taxes	735	575
Legal settlements	1,337	1,248
Other	7,985	2,818
Current portion of long-term debt	4,175	3,974
Current portion of obligations under capital leases	653	1,217
Current portion of Medicare liabilities	9,350	9,347

Total current liabilities	41,873	34,018

Long-term debt	1,807	2,696
Obligations under capital leases	391	391
Deferred income taxes	3,264	2,756
Other long-term liabilities	1,213	1,213

Total liabilities	48,548	41,074

STOCKHOLDERS’ EQUITY:

Preferred stock, $.001 par value, 5,000,000 shares authorized; None issued and outstanding	—	—
Common stock, $.001 par value, 30,000,000 shares authorized; 12,146,898 and 11,908,146 shares issued at March 31, 2004 and December 31, 2003, respectively	12	12
Additional paid-in capital	57,425	55,465
Treasury stock at cost, 4,167 shares held	(25)	(25)
Retained earnings (deficit)	168	(4,053)

Total stockholders’ equity	57,580	51,399

Total liabilities and stockholders’ equity	$106,128	$92,473